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                                                                    EXHIBIT 12.1


                         WORLDWIDE FLIGHT SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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

                                                       Year Ended December 31,              3 Mths         6 Mths
                                                                                         Ended March    Ended September
                                                                                              31,            30,
                                             -------------------------------------------  ----------     -----------
                                              1995     1996      1997       1998             1999            1999
                                                        (In thousands)

Earnings:
    Earnings (loss) from
      continuing operations
      before income taxes and
      extraordinary loss                    $ 5,386  $ 7,450   $ 7,695     $10,794        $ 1,619         $   789


Add:  Total fixed charges (per below)         4,010    4,550     3,686       4,532          1,214           7,913


Less: Interest capitalized                        0        0         0           0              0               0
                                             -------  -------   -------     -------       -------         -------
      Total earnings                         $ 9,396  $12,000   $11,381     $15,326       $ 2,833         $ 8,702
                                             =======  =======   =======     =======       =======         =======


Fixed charges:
      Interest                               $     0  $     0   $     0     $     0       $     0         $ 4,794


      Portion of rental expenses
        representative of the
        interest factor                        4,010    4,550     3,686       4,532         1,214           2,830


      Amortization of debt expense                 0        0         0           0             0             289
                                             -------  -------  -------     -------        -------         -------

         Total fixed charges                 $ 4,010  $ 4,550   $ 3,686     $ 4,532       $ 1,214         $ 7,913
                                             =======  =======   =======     =======       =======         =======

Ratio of earnings to fixed charges               2.3x     2.6x      3.1  x      3.4x          2.3x            1.1x
                                             =======  =======   =======     =======       =======         =======
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